Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES SECOND QUARTER EARNINGS OF $0.45 PER SHARE, UP 25% FROM THE SECOND QUARTER OF 2007; DECLARES CASH DIVIDEND

NORWICH, NY (July 28, 2008) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) reported today that net income per diluted share for the three months ended June 30, 2008 was $0.45 per share, up $0.09, or 25.0%, from $0.36 per share for the three months ended June 30, 2007.  Return on average assets and return on average equity were 1.12% and 14.49%, respectively, for the three months ended June 30, 2008, compared with 0.95% and 11.90%, respectively, for the three months ended June 30, 2007.  Net income for the three months ended June 30, 2008 was $14.7 million, up $2.6 million, or 21.5%, from the three months ended June 30, 2007.  The increase in net income for the three months ended June 30, 2008 compared with the three months ended June 30, 2007 was primarily the result of an increase in net interest income, an increase in noninterest income, and a decrease in the provision for loan and lease losses, partially offset by an increase in noninterest expense.

Net income per diluted share for the six months ended June 30, 2008 was $0.88 per share, up $0.11, or 14.3%, from $0.77 per share for the six months ended June 30, 2007.  Return on average assets and return on average equity were 1.10% and 14.09%, respectively, for the six months ended June 30, 2008, compared with 1.04% and 12.98%, respectively, for the six months ended June 30, 2007.  Net income for the six months ended June 30, 2008 was $28.4 million, up $2.2 million, or 8.3%, from the six months ended June 30, 2007.  The increase in net income for the six months ended June 30, 2008 compared with the six months ended June 30, 2007 was primarily the result of increases in net interest income and noninterest income, partially offset by an increase in noninterest expense.

NBT President and CEO Martin A. Dietrich said: “We are very pleased with our earnings through the first six months of 2008.  Even though the economy is creating unique challenges for the banking industry, we were able to post record earnings per share through the first half of this year.  We continue to see growth in noninterest income, which was up 17.3% for the second quarter of 2008, compared with the second quarter of 2007, primarily due to our continued focus on fee initiatives and other areas of noninterest income.  Our net interest margin continues to climb despite the difficult rate environment.  Our net interest margin was 3.94% for the second quarter of 2008, up from 3.84% for the first quarter of 2008 and up from 3.63% for the second quarter of 2007.  This increase, coupled with the continued growth in our earning assets, has resulted in a 4.4% increase in net interest income over the first quarter of 2008 and in an 11.2% increase over the second quarter of 2007.  In addition, we maintain capital levels in excess of regulatory standards for “well-capitalized” institutions.  As of June 30, 2008, NBT’s ratio of core capital to tangible assets stands at 7.23%, while the applicable regulatory standard to be determined as “well-capitalized” is 5%.  We have also seen improvement in our asset quality.  Our delinquency ratio improved to 0.68% for the period ending June 30, 2008, compared with 0.85% for the period ending June 30, 2007.   Solid operating results from all areas of the bank have contributed to our strong first half performance.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans at June 30, 2008 were $22.8 million or 0.63% of total loans and leases compared with $30.4 million or 0.87% at March 31, 2008, and $34.4 million or 1.00% at June 30, 2007.  The decrease in nonperforming loans at June 30, 2008 was primarily the result of $7.8 million in net charge-offs during the second quarter related primarily to one large commercial loan, which had been previously identified and reserved for in 2007.  The allowance for loan and lease losses totaled $54.5 million at June 30, 2008, as compared with $56.5 million at March 31, 2008, and $57.1 million at June 30, 2007.

The Company recorded a provision for loan and lease losses of $5.8 million during the second quarter of 2008 compared with $6.5 million and $9.8 million for the three months ending March 31, 2008 and June 30, 2007, respectively.  Net charge-offs totaled $7.8 million for the three month period ending June 30, 2008, up from $4.2 million for the three months ending March 31, 2008, and up from $3.3 million for the three months ended June 30, 2007.  The decrease in the provision for loan and lease losses for the three months ended June 30, 2008 was due primarily to improvement in nonperforming and classified loans.  The increase in net charge-offs for the three months ended June 30, 2008 was due primarily to a charge-off related to one large commercial loan, which had been previously identified and reserved for in 2007.  Net charge-offs to average loans and leases for the three months ended June 30, 2008 were 0.88%, compared with 0.48% for the three months ended March 31, 2008 and 0.38% for the three months ended June 30, 2007.  The Company’s allowance for loan and lease losses was 1.51% of loans and leases at June 30, 2008, compared with 1.61% at March 31, 2008 and 1.66% at June 30, 2007.

The Company recorded a provision for loan and lease losses of $12.3 million during the six months ended June 30, 2008 as compared with $11.9 million for the six months ended June 30, 2007.  Net charge-offs totaled $12.0 million for the six months ended June 30, 2008, up from $5.4 million for the same period a year ago.  The increase in net charge-offs for the six months ended June 30, 2008 was due primarily to additional charge-offs in the first and second quarters of 2008 related to one large commercial loan, which had been previously identified and reserved for in 2007.  Net charge-offs to average loans and leases for the six months ended June 30, 2008 were 0.68%, compared with 0.32% for the six months ended June 30, 2007.

Net Interest Income

Net interest income was up 11.2% to $46.0 million for the three months ended June 30, 2008 compared with $41.4 million for the three months ended June 30, 2007. The Company’s fully taxable equivalent (FTE) net interest margin increased from 3.63% for the three months ended June 30, 2007 to 3.94% for the three months ended June 30, 2008.  In addition, the Company experienced a 2.7% growth in average earning assets for the three months ending June 30, 2008 as compared to the three months ending June 30, 2007, due primarily to an increase in average loans and leases.  Although the yield on interest earning assets decreased 44 basis points, the yield on interest bearing liabilities declined 88 basis points, which contributed to the increase in the net interest margin for the three months ended June 30, 2008 compared to the same period for 2007.  The yield on money market deposit accounts declined from 3.44% for the three months ended June 30, 2007 to 1.65% for the three months ended June 30, 2008, while the yield on time deposits decreased 85 basis points for the same period.  The yield on short term borrowings declined 255 basis points for the three months ended June 30, 2008 as compared to the three months ended June 30, 2007 as a result of the 325 basis points drop in the Fed Funds Target Rate from 5.25% at June 30, 2007 to 2.00% at June 30, 2008.

Net interest income was up 9.9% to $90.1 million for the six months ended June 30, 2008 compared with $82.0 million for the six months ended June 30, 2007. The Company’s FTE net interest margin increased from 3.63% for the six months ended June 30, 2007 to 3.89% for the six months ended June 30, 2008.  In addition, the Company experienced a 2.2% growth in average earning assets for the six months ending June 30, 2008 as compared to the six months ending June 30, 2007 due primarily to an increase in average loans and leases.  Although the yield on interest earning assets decreased 34 basis points, the yield on interest bearing liabilities declined 69 basis points, which contributed to the increase in the net interest margin from the six months ended June 30, 2007.  The yield on money market deposit accounts declined from 3.44% for the six months ended June 30, 2007 to 2.01% for the six months ended June 30, 2008, while the yield on time deposits decreased 58 basis points for the same period.  The yield on short term borrowings declined 205 basis points for the six months ended June 30, 2008 as compared to the six months ended June 30, 2007 as a result of the 325 basis points drop in the Fed Funds Target Rate from 5.25% at June 30, 2007 to 2.00% at June 30, 2008.

Noninterest Income

Noninterest income for the three months ended June 30, 2008 was $16.4 million, up $2.4 million or 17.3% from $14.0 million for the same period in 2007.  The increase in noninterest income was due primarily to an increase in fees from service charges on deposit accounts and ATM and debit cards, which collectively increased $2.2 million as the Company continued to focus on enhancing fee income through various initiatives.  In addition, trust administration income increased $0.3 million for the three month period ended June 30, 2008, compared with the same period in 2007.  This increase stems primarily from an increase in customer accounts resulting from successful business development.  Broker/dealer and insurance revenue increased approximately $0.3 million for the three month period ended June 30, 2008 as we expanded our sales force and increased the number of accounts being serviced.  Other noninterest income decreased $0.4 million for the three month period ended June 30, 2008, compared with the same period in 2007.  Net securities gains for the three month periods ended June 30, 2008 and 2007 were nominal and had no significant effect on noninterest income.

Noninterest income for the six months ended June 30, 2008 was $32.5 million, up $5.8 million or 21.9% from $26.7 million for the same period in 2007.  The increase in noninterest income was due primarily to an increase in fees from service charges on deposit accounts and ATM and debit cards, which collectively increased $4.4 million as the Company focused on enhancing fee income through various initiatives.  In addition, trust administration income increased $0.6 million for the six month period ended June 30, 2008, compared with the same period in 2007.  This increase stems primarily from an increase in customer accounts resulting from successful business development.  Broker/dealer and insurance revenue increased approximately $0.3 million for the six month period ended June 30, 2008 as we expanded our sales force and increased the number of accounts being serviced.  Net securities gains for the six month periods ended June 30, 2008 and 2007 were nominal and had no significant effect on noninterest income.

Noninterest Expense and Income Tax Expense

Noninterest expense for the three months ended June 30, 2008 was $35.4 million, up from $28.0 million for the same period in 2007. Office expenses, such as supplies and postage, occupancy, equipment and data processing and communications charges were $9.7 million for the three months ended June 30, 2008, up $1.1 million, or 13.2%, from $8.6 million for the three months ended June 30, 2007.  This increase was due primarily to an increase in expenses related to the five new branches the Company has opened within the past eight months.  Salaries and employee benefits increased $3.9 million, or 29.8%, for the three months ended June 30, 2008 compared with the same period in 2007.  This increase was due primarily to increases in full time employees during 2008 and reduced levels of incentive compensation in 2007.  Professional fees and outside services increased $0.6 million for the three month period ended June 30, 2008, compared with the same period in 2007, due primarily to fees and costs related to the aforementioned noninterest income initiatives.  Other operating expenses were $5.2 million for the three months ended June 30, 2008, up $1.4 million or 34.6%, from $3.8 million for the three months ended June 30, 2008.  This increase was primarily due to increases in advertising expenses.  Income tax expense for the three month period ended June 30, 2008 was $6.5 million, up from $5.5 million for the same period in 2007.  The effective rates were 30.9% and 31.3% for the three month periods ended June 30, 2008 and 2007, respectively.

Noninterest expense for the six months ended June 30, 2008 was $69.5 million, up from $58.9 million for the same period in 2007. Office expenses, such as supplies and postage, occupancy, equipment and data processing and communications charges were $19.7 million for the six months ended June 30, 2008, up $1.8 million, or 10.1%, from $17.9 million for the six months ended June 30, 2007.  This increase was due primarily to an increase in expenses related to the aforementioned branch openings.  Salaries and employee benefits increased $4.7 million, or 16.2%, for the six months ended June 30, 2008 compared with the same period in 2007.  This increase was due primarily to increases in full time employees during 2008 and reduced levels of incentive compensation in 2007.  Professional fees and outside services increased $2.0 million for the six month period ended June 30, 2008, compared with the same period in 2007, due primarily to fees and costs related to the aforementioned noninterest income initiatives.  Other operating expenses were $8.4 million for the six months ended June 30, 2008, up $1.4 million or 20.0%, from $7.0 million for the six months ended June 30, 2008.  This increase was primarily due to increases in advertising expenses.  Income tax expense for the six month period ended June 30, 2008 was $12.5 million, up from $11.7 million for the same period in 2007.  The effective rates were 30.5% and 30.9% for the six month periods ended June 30, 2008 and 2007, respectively.

Balance Sheet

Total assets were $5.3 billion at June 30, 2008, up $107.7 million or 2.1% from $5.2 billion at December 31, 2007, and up $187.9 million or 3.7% from $5.1 billion at June 30, 2007.  Loans and leases were $3.6 billion at June 30, 2008, up $147.0 million or 4.3% from $3.5 billion at December 31, 2007, and up $170.6 million or 5.0% from $3.4 billion at June 30, 2007. The increase in loans and leases at June 30, 2008 as compared to December 31, 2007 and June 30, 2007 was due in large part to an increase in consumer loans of approximately $113.6 million and $150.4 million, respectively.  Total deposits were $3.9 billion at June 30, 2008, up $67.0 million or 1.7% from December 31, 2007, and down $20.1 million or 0.5% from June 30, 2007.  The increase from December 31, 2007 was due in large part to a $33.6 million, or 5.0%, increase in demand deposits and a $29.4 million, or 1.8%, increase in savings, NOW, and money market accounts.  Stockholders’ equity was $403.9 million, representing a total equity to total assets ratio of 7.61% at June 30, 2008, compared with $397.3 million or a total equity to total assets ratio of 7.64% at December 31, 2007, and $390.9 million or a total equity to total assets ratio of 7.63% at June 30, 2007.

Stock Repurchase Program

Under previously disclosed stock repurchase plans, the Company purchased 272,840 shares of its common stock during the six month period ended June 30, 2008, for a total of $5.9 million at an average price of $21.77 per share.  At June 30, 2008, there were 1,203,040 shares available for repurchase under previously announced plans.

Dividend Declared

The NBT Board of Directors declared a third quarter cash dividend of $0.20 per share at a meeting held today. The dividend will be paid on September 15, 2008, to shareholders of record as of September 1, 2008.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $5.3 billion at June 30, 2008. The company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions, and through two financial services companies.  NBT Bank, N.A. has 124 locations, including 85 NBT Bank offices in upstate New York and 39 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. Hathaway Insurance Agency, Inc., based in Gloversville, NY, is a full-service insurance agency.  As filed on Form 8-K on July 9, 2008, NBT Bancorp Inc. signed a definitive agreement to acquire Mang Insurance Agency on July 3, 2008 and the acquisition is expected to close in the third quarter of 2008.  More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; and (7) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

	NBT Bancorp Inc. and Subsidiaries
	SELECTED FINANCIAL HIGHLIGHTS
	(unaudited)
			Net	Percent
	2008	2007	Change	Change
	(dollars in thousands, except per share data)

Three Months Ended June 30,
Net Income	$14,657	$12,064	$2,593	21%
Diluted Earnings Per Share	$0.45	$0.36	$0.09	25%
Weighted Average Diluted
Common Shares Outstanding	32,241,642	33,936,096	-1,694,454	-5%
Return on Average Assets (1)	1.12%	0.95%	0.17%	18%
Return on Average Equity (1)	14.49%	11.90%	2.59%	22%
Net Interest Margin (2)	3.94%	3.63%	0.31%	9%

Six Months Ended June 30,
Net Income	$28,373	$26,196	$2,177	8%
Diluted Earnings Per Share	$0.88	$0.77	$0.11	14%
Weighted Average Diluted
Common Shares Outstanding	32,246,644	34,195,110	-1,948,466	-6%
Return on Average Assets (1)	1.10%	1.04%	0.06%	6%
Return on Average Equity (1)	14.09%	12.98%	1.11%	9%
Net Interest Margin (2)	3.89%	3.63%	0.26%	7%

Asset Quality	June 30,	December 31,	June 30,
	2008	2007	2007
Nonaccrual Loans	$22,039	$29,697	$33,730
90 Days Past Due and Still Accruing	$717	$882	$689
Total Nonperforming Loans	$22,756	$30,579	$34,419
Other Real Estate Owned	$1,140	$560	$981
Total Nonperforming Assets	$23,896	$31,139	$35,400
Past Due Loans	$24,484	$25,914	$29,332
Allowance for Loan and Lease Losses	$54,510	$54,183	$57,058
Year-to-Date (YTD) Net Charge-Offs	$11,954	$26,498	$5,395
Allowance for Loan and Lease Losses to Total Loans and Leases	1.51%	1.57%	1.66%
Total Nonperforming Loans to Total Loans and Leases	0.63%	0.88%	1.00%
Total Nonperforming Assets to Total Assets	0.45%	0.60%	0.69%
Past Due Loans to Total Loans and Leases	0.68%	0.75%	0.85%
Allowance for Loan and Lease Losses to Total Nonperforming Loans	239.54%	177.19%	165.77%
Net Charge-Offs to YTD Average Loans and Leases	0.68%	0.77%	0.32%

Capital
Equity to Assets	7.61%	7.64%	7.63%
Book Value Per Share	$12.56	$12.29	$11.72
Tangible Book Value Per Share	$9.05	$8.78	$8.29
Tier 1 Leverage Ratio	7.23%	7.14%	7.37%
Tier 1 Capital Ratio	9.67%	9.85%	10.21%
Total Risk-Based Capital Ratio	10.92%	11.10%	11.46%

Quarterly Common Stock Price	2008		2007		2006
Quarter End	High	Low	High	Low	High	Low
March 31	$23.65	$17.95	$25.81	$21.73	$23.90	$21.02
June 30	$25.00	$20.33	23.45	21.80	23.24	21.03
September 30			23.80	17.10	24.57	21.44
December 31			25.00	20.58	26.47	22.36

(1)  Annualized
(2)  Calculated on a FTE basis

NBT Bancorp Inc. and Subsidiaries
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2008	2007	Net Change	Percent Change
	(dollars in thousands, except per share data)
Balance Sheet as of June 30,
Loans and Leases	$3,602,895	$3,432,300	$170,595	5%
Earning Assets	$4,898,448	$4,756,527	$141,921	3%
Total Assets	$5,309,500	$5,121,634	$187,866	4%
Deposits	$3,939,113	$3,959,166	$(20,053)	-1%
Stockholders’ Equity	$403,872	$390,934	$12,938	3%

Average Balances
Three Months Ended June 30,
Loans and Leases	$3,561,632	$3,423,130	$138,502	4%
Securities Available For Sale (excluding unrealized gains or losses)	$1,101,362	$1,128,973	$(27,611)	-2%
Securities Held To Maturity	$157,822	$148,467	$9,355	6%
Regulatory Equity Investment	$41,274	$32,576	$8,698	27%
Short-Term Interest Bearing Accounts	$7,100	$8,618	$(1,518)	-18%
Total Earning Assets	$4,869,190	$4,741,764	$127,426	3%
Total Assets	$5,241,686	$5,098,649	$143,037	3%
Interest Bearing Deposits	$3,196,393	$3,307,241	$(110,848)	-3%
Non-Interest Bearing Deposits	$668,299	$627,172	$41,127	7%
Short-Term Borrowings	$257,376	$250,112	$7,264	3%
Long-Term Borrowings	$643,758	$449,464	$194,294	43%
Total Interest Bearing Liabilities	$4,097,527	$4,006,817	$90,710	2%
Stockholders’ Equity	$406,709	$406,741	$(32)	0%

Average Balances
Six Months Ended June 30,
Loans and Leases	$3,513,996	$3,410,928	$103,068	3%
Securities Available For Sale (excluding unrealized gains or losses)	$1,110,809	$1,126,209	$(15,400)	-1%
Securities Held To Maturity	$155,341	$144,683	$10,658	7%
Regulatory Equity Investment	$39,391	$33,684	$5,707	17%
Short-Term Interest Bearing Accounts	$7,750	$8,934	$(1,184)	-13%
Total Earning Assets	$4,827,287	$4,724,438	$102,849	2%
Total Assets	$5,203,015	$5,083,653	$119,362	2%
Interest Bearing Deposits	$3,214,697	$3,276,368	$(61,671)	-2%
Non-Interest Bearing Deposits	$663,858	$622,083	$41,775	7%
Short-Term Borrowings	$280,476	$257,687	$22,789	9%
Long-Term Borrowings	$572,026	$465,655	$106,371	23%
Total Interest Bearing Liabilities	$4,067,199	$3,999,710	$67,489	2%
Stockholders’ Equity	$404,937	$407,128	$(2,191)	-1%

NBT Bancorp Inc. and Subsidiaries	June 30,	December 31,	June 30,
Consolidated Balance Sheets (unaudited)	2008	2007	2007
(in thousands)

ASSETS
Cash and due from banks	$145,635	$155,495	$134,058
Short term interest bearing accounts	1,782	7,451	7,252
Securities available for sale, at fair value	1,104,491	1,132,230	1,109,543
Securities held to maturity (fair value of $148,952, $149,519 and $146,944 at June 30, 2008, December 31, 2007 and June 30, 2007, respectively)	148,656	149,111	147,537
Federal Reserve and Federal Home Loan Bank stock	41,323	38,102	33,061
Loans and leases	3,602,895	3,455,851	3,432,300
Less allowance for loan and lease losses	54,510	54,183	57,058
Net loans and leases	3,548,385	3,401,668	3,375,242
Premises and equipment, net	64,871	64,042	65,286
Goodwill	103,398	103,398	103,412
Intangible assets, net	9,404	10,173	10,998
Bank owned life insurance	44,546	43,614	42,667
Other assets	97,009	96,492	92,578
TOTAL ASSETS	$5,309,500	$5,201,776	$5,121,634

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$700,279	$666,698	$681,732
Savings, NOW, and money market	1,643,702	1,614,289	1,606,473
Time	1,595,132	1,591,106	1,670,961
Total deposits	3,939,113	3,872,093	3,959,166
Short-term borrowings	205,624	368,467	290,387
Long-term debt	619,720	424,887	352,151
Trust preferred debentures	75,422	75,422	75,422
Other liabilities	65,749	63,607	53,574
Total liabilities	4,905,628	4,804,476	4,730,700

Total stockholders' equity	403,872	397,300	390,934

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,309,500	$5,201,776	$5,121,634

	Three months ended		Six months ended
NBT Bancorp Inc. and Subsidiaries	June 30,		June 30,
Consolidated Statements of Income (unaudited)	2008	2007	2008	2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$57,220	$60,689	$115,837	$120,497
Securities available for sale	13,417	13,562	27,163	27,029
Securities held to maturity	1,478	1,525	2,992	2,969
Other	739	719	1,514	1,459
Total interest, fee and dividend income	72,854	76,495	147,506	151,954
Interest expense:
Deposits	18,712	26,950	41,410	52,934
Short-term borrowings	1,362	2,918	3,702	6,010
Long-term debt	5,629	3,997	9,931	8,483
Trust preferred debentures	1,146	1,272	2,393	2,540
Total interest expense	26,849	35,137	57,436	69,967
Net interest income	46,005	41,358	90,070	81,987
Provision for loan and lease losses	5,803	9,770	12,281	11,866
Net interest income after provision for loan and lease losses	40,202	31,588	77,789	70,121
Noninterest income:
Trust	2,099	1,792	3,873	3,229
Service charges on deposit accounts	6,938	4,936	13,463	9,405
ATM and debit card fees	2,225	2,041	4,322	3,937
Broker/dealer and insurance revenue	1,366	1,093	2,473	2,176
Net securities gains (losses)	18	21	33	16
Bank owned life insurance income	480	450	932	884
Retirement plan administration fees	1,671	1,601	3,379	3,193
Other	1,622	2,058	4,039	3,842
Total noninterest income	16,419	13,992	32,514	26,682
Noninterest expense:
Salaries and employee benefits	16,906	13,022	33,676	28,986
Office supplies and postage	1,331	1,334	2,670	2,630
Occupancy	3,427	2,585	7,037	5,754
Equipment	1,862	1,837	3,687	3,770
Professional fees and outside services	2,521	1,926	5,620	3,584
Data processing and communications	3,115	2,845	6,285	5,722
Amortization of intangible assets	378	410	769	819
Loan collection and other real estate owned	730	228	1,297	605
Other operating	5,153	3,827	8,416	7,016
Total noninterest expense	35,423	28,014	69,457	58,886
Income before income taxes	21,198	17,566	40,846	37,917
Income taxes	6,541	5,502	12,473	11,721
Net income	$14,657	$12,064	$28,373	$26,196
Earnings Per Share:
Basic	$0.46	$0.36	$0.89	$0.77
Diluted	$0.45	$0.36	$0.88	$0.77

NBT Bancorp Inc. and Subsidiaries	2Q	1Q	4Q	3Q	2Q
Quarterly Consolidated Statements of Income (unaudited)	2008	2008	2007	2007	2007
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$57,220	$58,617	$60,817	$61,183	$60,689
Securities available for sale	13,417	13,746	13,971	13,847	13,562
Securities held to maturity	1,478	1,514	1,458	1,471	1,525
Other	739	775	736	680	719
Total interest, fee and dividend income	72,854	74,652	76,982	77,181	76,495
Interest expense:
Deposits	18,712	22,698	26,578	27,062	26,950
Short-term borrowings	1,362	2,340	3,048	3,885	2,918
Long-term debt	5,629	4,302	4,233	3,770	3,997
Trust preferred debentures	1,146	1,247	1,270	1,277	1,272
Total interest expense	26,849	30,587	35,129	35,994	35,137
Net interest income	46,005	44,065	41,853	41,187	41,358
Provision for loan and lease losses	5,803	6,478	13,440	4,788	9,770
Net interest income after provision for loan and lease losses	40,202	37,587	28,413	36,399	31,588
Noninterest income:
Trust	2,099	1,774	1,584	1,701	1,792
Service charges on deposit accounts	6,938	6,525	7,142	6,195	4,936
ATM and debit card fees	2,225	2,097	2,089	2,159	2,041
Broker/dealer and insurance fees	1,366	1,107	1,052	1,027	1,093
Net securities gains (losses)	18	15	613	1,484	21
Bank owned life insurance income	480	452	480	467	450
Retirement plan administration fees	1,671	1,708	1,557	1,586	1,601
Other	1,622	2,417	1,973	1,908	2,058
Total noninterest income	16,419	16,095	16,490	16,527	13,992
Noninterest expense:
Salaries and employee benefits	16,906	16,770	14,654	15,876	13,022
Office supplies and postage	1,331	1,339	1,136	1,354	1,334
Occupancy	3,427	3,610	2,948	2,928	2,585
Equipment	1,862	1,825	1,855	1,797	1,837
Professional fees and outside services	2,521	3,099	3,295	2,256	1,926
Data processing and communications	3,115	3,170	2,899	2,779	2,845
Amortization of intangible assets	378	391	413	413	410
Loan collection and other real estate owned	730	567	597	431	228
Other operating	5,153	3,263	4,607	3,393	3,827
Total noninterest expense	35,423	34,034	32,404	31,227	28,014
Income before income taxes	21,198	19,648	12,499	21,699	17,566
Income taxes	6,541	5,932	3,514	6,552	5,502
Net income	$14,657	$13,716	$8,985	$15,147	$12,064
Earnings per share:
Basic	$0.46	$0.43	$0.28	$0.46	$0.36
Diluted	$0.45	$0.43	$0.28	$0.46	$0.36